EXHIBIT 99.1

Contact:

Heather Ashworth	Kelly Tapkas/Victoria Hofstad
Octel Corp. Investor Relations	Citigate Financial Intelligence
011-44-161-498-8889	1-201-499-3500

Octel Corp. Reports 1st Quarter 2004 Results

NEWARK, DELAWARE, April 26, 2004 - Octel Corp. (NYSE: OTL) today announced financial results for the first quarter ended March 31, 2004.

- Highlights for the first quarter ended March 31, 2004 -

•	Year to date cash flow from operating activities of $17.2 million.

•	Year to date Specialty Chemicals operating income 3.1% higher than the same period 2003.

•	TEL operating income 15.8% higher than first quarter 2003.

•	TEL non-cash impairment charge of $3.4 million in the quarter.

Net income for the first quarter of 2004 was $7.2 million or $0.56 per diluted share, compared with a net income of $10.9 million or $0.88 per diluted share in the comparable period last year.

In line with previous announcements, further charges for restructuring costs of $2.5 million were made in the first quarter of 2004 across all businesses. After tax, these amounted to $0.13 per diluted share. Aggregate further charges of around $3.5 million are likely to be incurred during the remainder of 2004. There was no such charge in the first quarter of 2003.

As previously highlighted during 2003, a full review was undertaken of the post tax discounted cash flows from the TEL business to assess if any goodwill impairment would be required in quarter 1. As a result, there is a $3.4 million non-cash charge for the first quarter or $0.26 per diluted share. The likely impact for the full year will be around $40.0 million.

Specialty Chemicals maintained the year over year improvement seen in prior quarters with sales of $53.2 million, 7.7% higher than the same quarter last year. Gross profit for the quarter of $17.3 million was 8.8% ahead of the last year.

TEL (tetraethyl lead) sales were $53.7 million, 12.3% above the same period last year, which was impacted by the lack of shipments to Venezuela. Volumes were 2.1% down year over year for the quarter. Gross profit for the quarter of $27.3 million, or 50.8% of sales, continues to reflect the cost control and selling price management that has characterized this business.

Underlying operating expenses, which comprise of selling, general and administrative and research and development, for the quarter of $23.5 million were broadly in line with last quarter, but significantly higher than the abnormally low first quarter of 2003. This increase includes the negative translation impact of a 13% weaker

US dollar this year over last year on our predominantly non-US dollar cost base. In addition, the company has also incurred additional costs in preparation for the upcoming implementation of the Sarbanes Oxley Section 404 compliance certification, and in corporate costs to support the growing specialty chemicals businesses.

Cash flow from operating activities was $17.2 million for the first quarter of 2004, well ahead of the same period last year, with net debt reducing to $39.2 million at the end of the quarter.

The Company announced today that it is giving notice of its intent to purchase the remaining 50% of the shareholding in Octel-Starreon that it does not already own. The aggregate purchase price is expected to be approximately $43 million. The 50/50 joint venture between Octel Corp. and Starreon Corporation was formed in 1999. Octel-Starreon is a supplier of fuel additives in the USA. It is expected that this transaction will be completed in early July.

Dennis Kerrison, President and Chief Executive Officer, commented: “The underlying business performance within our individual strategic business units was satisfactory. TEL recovered from the difficult first quarter last year to register improved sales and profits and continues to generate strong cash flow. Specialty Chemicals again showed growth over last year despite the adverse impact of exchange rates in what is generally one of the weakest quarters of the year.”

“The cash flow generated in the quarter was particularly strong, helped by the timing of payments from major TEL customers.”

“The announcement of our intention to purchase the remaining share of our joint venture, Octel-Starreon, firmly supports our strategy in Specialty Chemicals and the establishment of a solid platform for future growth.”

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations, that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Other factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could cause actual results to vary from expectations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31
	2004	2003
	(millions of dollars except per share data)
Net sales	$106.9	$97.2
Cost of goods sold	(62.3)	(57.3)

Gross profit	44.6	39.9
Operating expenses
Selling, general and admin.	(21.0)	(17.0)
Research and development	(2.5)	(1.2)
Restructuring charge	(2.5)	—
Amortization of intangible assets	(2.4)	(2.6)
Impairment of TEL business goodwill	(3.4)	—

	(31.8)	(20.8)

Operating income	12.8	19.1
Interest expense (net)	(1.4)	(2.4)
Other net income / (expenses)	2.0	(0.7)

Income before income taxes and minority interest	13.4	16.0
Minority interest	(1.0)	(0.9)

Income before income taxes	12.4	15.1
Income taxes	(4.2)	(4.6)

Income from continuing operations	8.2	10.5
Share of affiliated company earnings	—	—
Discontinued operations, net of tax	(1.0)	(0.1)
Cumulative effect of change in accounting principle, net of tax	—	0.5

Net income	$7.2	$10.9

Earnings per share Basic	$0.59	$0.92
Diluted	$0.56	$0.88

Weighted average shares outstanding in thousands Basic	12,176	11,825
Diluted	12,964	12,351

ANALYSIS OF BUSINESS UNIT RESULTS
	2004	2003
	(millions of dollars)
Net sales
TEL	$53.7	$47.8
Specialty Chemicals	53.2	49.4

Total	106.9	97.2

Gross Profit
TEL	27.3	24.0
Specialty Chemicals	17.3	15.9

Total	44.6	39.9

Operating income
TEL	21.2	18.3
Specialty Chemicals	3.3	3.2
Corporate costs	(5.8)	(2.4)
Restructuring	(2.5)	—
Impairment of TEL business goodwill	(3.4)	—

Total	$12.8	$19.1

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31 2004	December 31 2003
	(millions of dollars)
Assets
Current assets
Cash and cash equivalents	$67.9	$46.1
Accounts receivable, less allowance of $5.2 (2003 - $4.8)	55.2	71.7
Inventories
Finished goods	40.1	40.7
Raw materials and work-in-progress	19.2	15.8

Total inventories	59.3	56.5
Prepaid income taxes	0.9	—
Prepaid expenses	4.0	4.6

Total current assets	187.3	178.9
Property, plant and equipment	99.1	98.4
Less accumulated depreciation	(52.1)	(49.7)

Net property, plant and equipment	47.0	48.7
Goodwill	345.5	348.9
Intangible assets	38.3	40.8
Prepaid pension cost	117.7	115.9
Deferred finance costs	2.3	0.1
Other assets	6.5	8.3

	$744.6	$741.6

Liabilities and Stockholders’ Equity
Current liabilities
Bank overdraft	$—	$—
Accounts payable	35.0	53.0
Accrued liabilities	54.1	43.7
Accrued income taxes	—	2.8
Current portion of plant closure provisions	8.7	9.2
Current portion of deferred income	2.0	2.4
Current portion of long-term debt	31.7	1.7

Total current liabilities	131.5	112.8

Plant closure provisions	26.7	27.0
Deferred income taxes	38.9	38.6
Deferred income	5.9	7.7
Long-term debt	75.4	102.9
Other liabilities	18.3	15.8
Minority interest	7.1	6.6

Stockholders’ Equity
Common stock, $0.01 par value	0.1	0.1
Additional paid-in capital	276.4	276.8
Treasury stock	(28.6)	(32.4)
Retained earnings	215.6	209.1
Accumulated other comprehensive income	(22.7)	(23.4)

Total Stockholders’ Equity	440.8	430.2

	$744.6	$741.6

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31
	2004	2003
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$7.2	$10.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8.3	5.8
Deferred income taxes	0.3	(0.2)
Other	—	(0.9)
Loss on disposal of equipment	—	(0.5)
Loss on disposal of business	0.4	—
Unremitted earnings of affiliated companies	—	—
Changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	15.3	12.5
Inventories	(3.1)	(0.1)
Accounts payable and accrued liabilities	(9.6)	(13.4)
Income taxes and other current liabilities	(3.8)	(2.0)
Plant closure provisions	(0.6)	(3.9)
Other non-current assets and liabilities	2.8	(2.7)

Net cash provided by operating activities	17.2	5.5

Cash Flows from Investing Activities

Capital expenditures	(0.9)	(1.2)
Business combinations, net of cash acquired	1.4	—
Other	(0.1)	(0.3)

Net cash used in investing activities	0.4	(1.5)

Cash Flows from Financing Activities

Receipt of long-term borrowings	100.0	—
Repayment of long-term borrowings	(97.5)	(0.4)
Net (decrease)/increase in short-term borrowings	—	(2.3)
Dividends paid	(0.7)
Issue of treasury stock Repurchase of common stock	3.3 —	— —
Minority interest	0.5	0.9
Refinancing costs	(2.1)	—
Other	—	(0.2)

Net cash used in financing activities	3.5	(2.0)

Effect of exchange rate changes on cash	0.7	2.6

Net change in cash and cash equivalents	21.8	4.6

Cash and cash equivalents at beginning of period	46.1	26.7

Cash and cash equivalents at end of period	$67.9	$31.3